NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: May 6, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

Petroleum Development Reports Closing of

First 2003 Drilling Partnership

BRIDGEPORT, W.Va. .... Petroleum Development Corporation (NASDAQ NMS:PETD) today announced that it closed its first 2003 drilling partnership with $8.6 million in subscriptions up from $7.1 million in subscriptions in the first partnership of 2002.

Dale Rettinger, Executive Vice President and CFO of PDC said, "This is an excellent total for our first partnership of the year. We believe the increase is the result of stronger natural gas prices and our drilling results in the Rocky Mountain area."

The partnership will participate in wells drilled and completed in the second and third quarters of 2003. PDC purchases a 20% interest in the partnership and will purchase an additional interest of approximately 45% in each of the wells drilled by the partnership.

The Company plans to offer interests in three additional partnerships during 2003. Those partnerships are scheduled to close in September, November and December.

Petroleum Development Corporation (www.petd.com) has been recognized by Forbes magazine as one of America's best-run, small-cap oil and gas companies for the past two years. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597